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                               PURCHASE AGREEMENT

                                      among

                 AMERICAN DISEASE MANAGEMENT ASSOCIATES, L.L.C,

                    ITS MEMBERS AND CERTAIN RELATED PARTIES,

                             MIM HEALTH PLANS, INC.

                                       and

                                 MIM CORPORATION





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                           Dated as of August 3, 2000

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                                TABLE OF CONTENTS
                                                                           Page

                                    Article I

  CERTAIN DEFINITIONS.......................................................1
         Section 1.01. Certain Definitions..................................1

                                   Article II

  PURCHASE AND SALE OF THE INTERESTS........................................6
         Section 2.01. Purchase and Sale of the Interests...................6
         Section 2.02. Purchase Price; Escrowed Shares......................6
         Section 2.03. [INTENTIONALLY OMITTED]..............................7
         Section 2.04. Payments.............................................7
         Section 2.05. release of escrowed shares and/or funds..............7
         Section 2.06. PURCHASE PRICE ALLOCATION............................7

                                   Article III

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS.............8
         Section 3.01. Corporate Existence; Capital Stock...................8
         Section 3.02. Subsidiaries.........................................9
         Section 3.03. Ownership of the Interests...........................9
         Section 3.04. Authority; Validity..................................9
         Section 3.05. Certificate of Formation and
                         Operating Agreement................................9
         Section 3.06. No Conflict or Violation............................10
         Section 3.07. Approvals and Consents..............................10
         Section 3.08. Financial Information; No Undisclosed
                        Liabilities; No Material Adverse Effect............10
         Section 3.09. Receivables.........................................11
         Section 3.10. Assets..............................................12
         Section 3.11. Conduct and Scope of Business.......................12
         Section 3.12. Litigation..........................................13
         Section 3.13. Licenses............................................13
         Section 3.14. Contracts...........................................14
         Section 3.15. Customers...........................................15
         Section 3.16. Real Property; Leases...............................15
         Section 3.17. Bank Accounts.......................................16
         Section 3.18. Intellectual Property...............................16
         Section 3.19. Insurance...........................................16
         Section 3.20. Taxes...............................................16
         Section 3.21. Hazardous Materials.................................17
         Section 3.22. Employee Benefit Plans..............................18


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         Section 3.23. Labor Relations.....................................19
         Section 3.24. Directors, Officers and Key Employees...............20
         Section 3.25. Broker's Commission.................................20
         Section 3.26. Independent Contractors and Customers...............20
         Section 3.27. No Violation of Law; Certifications
                         for Reimbursement.................................21
         Section 3.28. Disclosures.........................................23
         Section 3.29. Investment Representations..........................24

                                   Article IV

  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT...............24
         Section 4.01. Organization and Standing...........................24
         Section 4.02. Authority...........................................24
         Section 4.03. No Conflict or Violation............................25
         Section 4.04. Approvals and Consents..............................25
         Section 4.05. Litigation..........................................25
         Section 4.06. Broker's Commission.................................26
         Section 4.07. Reports and Financial Statements....................26

                                    Article V

  CLOSING..................................................................26
         Section 5.01. Closing; Delivery...................................26

                                   Article VI

  COVENANTS FOLLOWING THE CLOSING..........................................28
         Section 6.01. Certain Tax Matters.................................28
         Section 6.02. Restrictions on Transfer
                         of Parent Stock...................................29
         Section 6.03. Remitted Payments...................................31
         Section 6.04. Proprietary Information and
                         Restrictive Covenants.............................31
         Section 6.05. [INTENTIONALLY OMITTED].............................35
         Section 6.06. Further Assurances..................................35
         Section 6.07. Use of Company Name.................................35
         Section 6.08. Insurance Coverage..................................35

                                   Article VII

  SURVIVAL AND INDEMNIFICATION.............................................35
         Section 7.01. Survival............................................35
         Section 7.02. Indemnification.....................................36
         Section 7.03. Claims for Indemnification..........................37
         Section 7.04. Defense of Claims...................................39

                                  Article VIII

  AMENDMENTS AND WAIVERS...................................................40
         Section 8.01. Amendments..........................................40
         Section 8.02. Waivers.............................................40

                                   Article IX

  GENERAL PROVISIONS.......................................................41
         Section 9.01. Notices.............................................41
         Section 9.02. Assignment; Third Party Beneficiaries...............41
         Section 9.03. Dispute Resolution..................................42
         Section 9.04. Expenses............................................43
         Section 9.05. Counterparts; Section Headings......................43
         Section 9.06. Entire Agreement....................................43
         Section 9.07. Governing Law.......................................43
         Section 9.08. Severability........................................43
         Section 9.09. Good Faith..........................................43
         Section 9.10. Public Announcement.................................43


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                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT (this "Agreement"), dated as of August 3, 2000, among: (A) AMERICAN DISEASE MANAGEMENT ASSOCIATES, L.L.C., a Delaware limited liability company (the "Company"), (B) RADIX CAPITAL INVESTMENT GROUP, LLC (the "Seller LLC"), JOHN CHAY and GEORGE BROWN (the "Seller LLC Members"), ELIZABETH WILLIAMS, BRUCE BLAKE, and SAL RAFANELLI (each individually a "Seller", and together with the Seller LLC and the Seller LLC Members, the "Sellers"); (C) LIVINGSTON GROUP LLC, a Maryland limited liability company (the "Designated Seller"); (D) MIM HEALTH PLANS, INC., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of MIM Corporation (the "Parent"), a Delaware corporation, and (E) the Parent (the Sellers (including the Seller LLC Members), the Company, the Purchaser and the Parent are referred to hereinafter individually as a "Party" and collectively as the "Parties").

                              W I T N E S S E T H:

         WHEREAS, the Sellers collectively own, directly or indirectly, all of the outstanding membership interests or other equity interests (the "Interests") in the Company;

         WHEREAS, the Purchaser desires to purchase from the Sellers, and Sellers desire to sell, assign and transfer to the Purchaser, their respective Interests in the Company subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company, the Sellers and the Purchaser hereby agree as follows:

                                   ARTICLE I
                               CERTAIN DEFINITIONS

         Section 1.01. Certain Definitions.

         Except as otherwise set forth herein, as used herein the following terms have the following respective meanings:

               "AAA" has the meaning set forth in Section 9.03 of this Agreement.

               "Affiliate" shall mean with respect to any Person, (i) in the case of any Person that is an individual, (A) a spouse of such Person,
          (B) any relative that is a parent, grandparent, child, grandchild or sibling (each by blood, adoption or marriage) of such Person, (C) any entity of which such Person is a director, partner, officer or employee or in which such Person or its Affiliates own or control twenty percent (20%) or more of the outstanding equity securities or
          (ii) in the case of any other Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.


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               "Allocation" has the meaning set forth in Section 2.07 of this
          Agreement.

               "Assets" has the meaning set forth in Section 3.10 of this Agreement.

               "Assignment of Membership Interest" shall mean an assignment agreement, substantially in the form of Exhibit A hereto, providing for the transfer of an Interest by the applicable Seller to the Purchaser.

               "Authorizations" has the meaning set forth in Section 3.27 of this Agreement.

               "Business" shall mean the Company's specialty pharmacy and home infusion business operations.

               "Business Day" means a day other than (a) Saturday, (b) Sunday or
          (c) a day on which banks are not required to be open or are authorized to remain closed in New York, New York.

               "Capped Representations" has the meaning set forth in Section
          7.01 of this Agreement.

               "Cash Portion" has the meaning set forth in Section 2.02 of this Agreement.

               "Closing" has the meaning set forth in Section 5.03 of this Agreement.

               "Closing Date" shall mean the date and time of the Closing.

               "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

               "Company EBITDA" means the sum of (a) net income (or the negative amount of any net loss), (b) interest expense, (c) income tax expense,
          (d) depreciation expense and (e) amortization expense, for the Company for the twelve months ended December 31, 2000 determined in accordance with GAAP applied on a basis consistent with past practice.

               "Company Permits" has the meaning set forth in Section 3.13 of this Agreement.

               "Contracts" has the meaning set forth in Section 3.14 this Agreement.

               "competing business" has the meaning set forth in Section 6.04 of this Agreement.

               "Customers" has the meaning set forth in Section 3.15 of this Agreement.

               "Damages" has the meaning set forth in Section 7.02 of this Agreement.

               "Designated Seller" means Livingston Group LLC, a Maryland limited liability company.


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               "Employee Benefit Plan" has the meaning set forth in Section
          3.22(a) of this Agreement.

               "Employment Agreements" shall mean the Employment Agreements to be entered into by the Sellers and the Company in the form of Exhibits B-1, B-2 and B-3 hereto.

               "Encumbrances" shall mean any and all liens, security interests, pledges, charges, claims, restrictions, limitations, options, or other encumbrances of any kind, character, or description, whether or not of record.

                  "Environmental Laws" means any Law, and any judicial or administrative interpretation thereof now in effect, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or hazardous materials (which shall include, without limitation, medical waste).

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as amended.

               "Escrow Agent" has the meaning set forth in Section 2.02 of this Agreement.

               "Escrow Agreement" has the meaning set forth in Section 2.02 of this Agreement.

               "Escrowed Shares" has the meaning set forth in Section 2.02.

               "Final Escrow Certificate" has the meaning set forth in Section
          2.06 of this Agreement.

               "Financial Statements" has the meaning set forth in Section 3.08 of this Agreement.

               "GAAP" shall mean the generally accepted accounting principles and practices as promulgated by the American Institute of Certified Public Accountants as in effect from time to time and consistently applied throughout the periods involved.

               "Governmental Approval" shall mean any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any Governmental Authority or other legal or regulatory body required under applicable Laws.

               "Governmental Authority" means any United States federal, state or local or foreign government or governmental, regulatory or administrative authority, department, agency, commission, entity or other political subdivision thereof or any court, tribunal, or judicial or arbitral body including, without limitation, any entity primarily engaged in regulating the health insurance or medical industries or practice.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.


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               "HSR Person" has the meaning set forth in Section 3.08 of this
          Agreement.

               "Indemnified Party" has the meaning set forth in Section 7.03 of this Agreement.

               "Indemnifying Party" has the meaning set forth in Section 7.03 of this Agreement.

               "Indemnity Notice" has the meaning set forth in Section 7.03 of this Agreement.

               "Intellectual Property" has the meaning set forth in Section 3.18 of this Agreement.

               "Interests" has the meaning set forth in the Recitals to this Agreement.

               "Interim Financial Statements" has the meaning set forth in
          Section 3.08 of this Agreement.

               "Investment Notice" has the meaning set forth in Section 6.04(b) of this Agreement.

               "knowledge of the Company" or "the Company's knowledge" means the knowledge of one or more of John Chay, George Brown, Elizabeth Williams, Sal Rafanelli and Bruce Blake. One or more of the foregoing individuals will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of, or through the exercise of reasonable diligence, should have known, such fact or matter.

               "Laws" shall mean all ordinances, statutes, rules, regulations, decrees, orders, injunctions, writs or decrees of any Governmental Authority.

               "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable and those arising under any contract, agreement, arrangement, commitment or undertaking.

               "Material Adverse Effect" means the occurrence of any event or the existence of any circumstance that represents a change in, or effect on the Company or its business that, individually or in the aggregate with any other such changes in, or effects on, the Company or its business is, or is reasonably likely to be, materially adverse to the business, operations, assets, Liabilities, prospects, results of operations or the condition (financial or otherwise) of the Company, individually or in the aggregate excluding events or circumstances which affect the industries in which the Company does business generally or the effect of general economic conditions.

               "Medical Reimbursement Programs" has the meaning set forth in
          Section 3.27 of this Agreement.

               "Non-Capped Agreements" has the meaning set forth in Section 7.01 of this Agreement.


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               "Non-Capped Representations" has the meaning set forth in Section
          7.01 of this Agreement.

               "Non-Capped Representations and Agreements" has the meaning set forth in Section 7.01 of this Agreement.

               "Non-Escrowed Shares" has the meaning set forth in Section 2.02.

               "Operative Agreements" shall mean this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Employment Agreements.

               "Parent Stock" has the meaning set forth in Section 2.03(a) of this Agreement.

               "Passive Investment" has the meaning set forth in Section 6.04(b) of this Agreement.

               "Person" means any corporation, association, partnership, joint venture, limited liability company, organization, business, individual, Governmental Authority or any other entity.

               "Prime Rate" means the prime rate of interest listed in the Money Rates section of the Wall Street Journal, from time to time.

               "Purchase Price" has the meaning set forth in Section 2.02 of this Agreement.

               "Purchaser Indemnified Party" has the meaning set forth in
          Section 7.02 of this Agreement.

               "Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company from third parties, including customers, arising from the conduct of the business of the Company or otherwise before the Closing Date, whether or not in the ordinary course.

               "Registration Rights Agreement" means the Registration Rights Agreement to be entered into among the Purchaser and the Sellers in the form of Exhibit C hereto.

               "Related Person" has the meaning set forth in Section 3.14 of this Agreement.

               "Seller Indemnified Party" has the meaning set forth in Section 7.02(b) of this Agreement.

               "Shares" has the meaning set forth in Section 2.02.

               "Tax Returns" has the meaning set forth in Section 3.20 of this Agreement.

               "Taxes" has the meaning set forth in Section 3.20 of this Agreement.

               "Territory" has the meaning set forth in Section 6.04 of this Agreement.


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               "Threshold Amount" has the meaning set forth in Section 7.03 of this Agreement.

Construction.

         Unless the context of this Agreement otherwise requires, references to the plural include the singular, references to the singular include the plural, references to any gender include the other gender, the term "including" is not limiting and has the inclusive meaning represented by the phrase "including without limitation" and the term "or" has the inclusive meaning represented by the phrase "and/or." The terms "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All Section, clause, Exhibit and Schedule references herein are to this Agreement unless otherwise specified.

                                   ARTICLE II
                       PURCHASE AND SALE OF THE INTERESTS

         Section 2.01. Purchase and Sale of the Interests.

         Upon the terms and subject to the conditions contained herein, at the Closing (as hereinafter defined) each of the Sellers will sell, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase from each of the Sellers, all of the Interests, free and clear of all Encumbrances, in exchange for the payment of the Purchase Price in the manner described below by Purchaser and/or Parent to the Sellers in the respective proportions described on Schedule 2.01. The Seller LLC Members agree to cause the Seller LLC to comply with its obligations under Article II.

         SECTION 2.02.  Purchase Price; Escrowed Shares.

         Subject to Section 2.03, the aggregate purchase price for all of the Interests (the "Purchase Price") shall consist of (i) $19,000,000 in cash (the "Cash Portion"), all of which shall be delivered to the Sellers at Closing as provided in Section 2.05 plus (ii) 2,697,947 shares of common stock, par value $.0001 per share of the Parent (the "Parent Stock"), represented by one or more share certificates duly registered in the name of the Designated Seller on the share transfer books of Parent, of which (A) 2,181,818 shares of Parent Stock (the "Escrowed Shares") shall be delivered to First Union National Bank, as escrow agent (the "Escrow Agent"), pursuant to the form of Escrow Agreement attached as Exhibit D (the "Escrow Agreement") among the Purchaser, the Designated Seller, the Sellers and the Escrow Agent, to be held and disposed of by the Escrow Agent as provided in Section 2.04 and in accordance with the Escrow Agreement and (B) 516,129 shares of Parent Stock (the "Non-Escrowed Shares", and together with the Escrowed Shares, the "Shares") shall be delivered to the Designated Seller at Closing. The Designated Seller acknowledges that the shares of Parent Stock to be acquired hereunder will be subject to certain claims of the Purchaser Indemnified Parties for indemnification pursuant to
Article VII.


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         Section 2.02. Intentionally Omitted.

         Section 2.03. Intentionally Omitted.

         Section 2.04. Payments.

         All cash payments made hereunder shall be made in immediately available (same day) funds by wire transfer or certified check in Dollars to the accounts indicated in writing to the payor-party by the payee-party prior to the date on which such payment is due. Whenever any payment hereunder shall be stated to be due on or by no later than a day that is not a Business Day, such payment shall be made on or by no later than the next succeeding Business Day. In the event funds or shares ultimately determined to be payable or deliverable to the Sellers or Purchaser pursuant to Section 2.06 are not paid or delivered on April 30, 2001, then interest shall accrue and be payable on such funds and/or shares from and after April 30, 2001 at the Prime Rate plus one percent per year, until the funds are so paid or the shares so delivered. Interest on the shares shall be calculated at an assumed price of $2.75 per share (subject to adjustment in the event of a stock split or recapitalization).

         Section 2.05. Release of Escrowed Shares and/or Funds.

         On or prior to the April 30, 2001, Purchaser shall deliver to the Escrow Agent a certificate (the "Final Escrow Certificate") identifying each outstanding claim for indemnification under Article VII with respect to which a Seller is an Indemnifying Party together with Purchaser's good faith estimate of the amount of such claim. To the extent that the aggregate estimated amount of any such claims identified by Purchaser in the Final Escrow Certificate is less than the aggregate value of all Escrowed Shares then held in Escrow (based on an assumed priced of $2.75 per share (subject to adjustment in the event of a stock split or recapitalization)), then Purchaser shall direct the Escrow Agent to deliver to the Designated Seller all of the Escrowed Shares then held in escrow less the number of Escrowed Shares which represent the aggregate estimated amount of any such identified claims; provided, however, that the Designated Seller may, at its election, replace such Escrowed Shares with a cash payment in an amount equal to the value of such remaining Escrowed Shares (valued for such purposes based at an assumed price of $2.75 per share (subject to adjustment in the event of a stock split or recapitalization)), following which payment such shares shall be released to the Designated Seller. In the event that the Final Escrow Certificate does not identify any such claims, then Purchaser shall direct the Escrow Agent to release all of the Escrowed Shares then held in escrow to the Designated Seller.

         Section 2.06. Purchase Price Allocation.

         The Purchase Price shall be allocated for purposes of this Agreement, as of the Closing Date, as set forth on Schedule 2.07 (the "Allocation"), which Allocation shall be agreed upon by the Parties on or prior to the Closing Date. For all Tax and accounting purposes, the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and no Party shall take any position inconsistent therewith in any Tax return, in any Tax refund claim or in any litigation or otherwise.


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

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE SELLERS

         In order to induce the Purchaser to enter into this Agreement and to purchase the Interests, the Company and each Seller jointly and severally (or severally, in the case of any portion of a representation or warranty which is made by a particular Seller as indicated by the words "such Seller") represents and warrants to the Purchaser as follows:

         Section 3.01. Corporate Existence; Capital Stock.

         (a) The Company: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;
(ii) has all requisite corporate power to own its assets and carry on its business as now being conducted and to consummate the transactions contemplated hereunder; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

         (b) The Seller LLC: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;
(ii) has all requisite corporate power to own its assets and carry on its business as now being conducted and to consummate the transactions contemplated hereunder; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.

         (c) The Designated Seller: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) has all requisite corporate power to own its assets and carry on its business as now being conducted and to consummate the transactions contemplated hereunder; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.

         (d) The Company's issued and outstanding membership interests are owned of record by the Sellers in the respective amounts shown on Schedule 3.01(d). All of the Interests have been duly authorized and validly issued and are fully paid and nonassessable, and none of the Interests were issued in violation of any preemptive rights. Except as set forth on Schedule 3.01(b), the Company has no other interests of any class or other equity authorized, issued or outstanding and has not granted or issued, or agreed to grant or issue, any options, warrants, similar rights to acquire, subscribe for or receive any interests of the Company or any securities convertible or exchangeable for any interests of the Company (including any "phantom" equity interest or equity appreciation rights), and is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any interests or rights.

         (e) The Designated Seller's issued and outstanding membership interests are owned of record by the Sellers in the respective amounts shown on Schedule 3.01(e). The Designated Seller does not have and following the Closing will not have any operations, assets or liabilities other than its ownership of the Parent Shares and cash.


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         Section 3.02. Subsidiaries.

         The Company does not have any direct or indirect equity or other similar interests or investments in any other Person, whether by means of share purchase, asset purchase, loan, capital contribution, advance or otherwise.

         Section 3.03. Ownership of the Interests.

         (a) Such Seller is the record and beneficial owner of its Interests in the amount shown on Schedule 3.01. Such Seller has good and marketable title to its Interests, free and clear of any Encumbrances. The interests held by Sellers, as reflected on Schedule 3.01, constitute all of the issued and outstanding membership interests of the Company, and no other Person has any rights as to the Interests or any other membership or other equity interest in the Company. Such Seller has the exclusive right, power and authority to transfer, sell, assign or encumber and to vote the Interests of the Company it owns and such Seller is not a party to or bound by any other agreement affecting or relating to such Seller's right to transfer, sell, assign, encumber and vote the Interests. Other than the Interests of the Sellers listed on Schedule 3.01, neither such Seller nor any other Person owns any interests in the Company or any other equity interest in the Company or right of any kind to have such security issued.

         (b) Upon consummation of the transactions contemplated by this Agreement, the Purchaser will own valid and marketable title to such Seller's interests free and clear of all Encumbrances.

         Section 3.04. Authority; Validity.

         The Company and such Seller have all requisite power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement by the Company and such Seller, the performance by them of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company and such Seller. This Agreement has been duly executed and delivered by the Company and such Seller, and (assuming due authorization, execution and delivery by the Purchaser and Parent), this Agreement constitutes a legal, valid and binding obligation of the Company and such Seller, enforceable against the Company and such Seller in accordance with its terms subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and general principles of equity.

         Section 3.05. Certificate of Formation and Operating Agreement.

         The Sellers have delivered to the Purchaser complete and correct copies of the certificate of formation and operating agreement, including all amendments thereto to the date hereof, and any other governing documents (including shareholder or member agreements to which the Company and/or any of the Sellers is a party) of the Company. Except as set forth in Schedule 3.05, the minutes of any meetings of (or other actions by) the members or any committee of the members and the stock books of the Company (all of which have been previously made available to the Purchaser) are the complete and correct records of such meetings or actions and the membership interest issuances of the Company and reflect all transactions required to be contained in such records, as well as those matters customarily contained in records of such type.

         Section 3.06. No Conflict or Violation.

         Except as disclosed on Schedule 3.06 hereto, the execution, delivery and performance by the Company and such Seller of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the automatic termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of (A) the certificate of formation, operating agreement or similar organizational document of the Company or any shareholder or member agreements) or (B) any mortgage, note, bond, indenture, or material commitment, contract, agreement, license or other instrument or obligation to which such Seller or the Company is a party, or by which such Seller or the Company may be bound, including any Contract (as defined in Section 3.14), (ii) violate or conflict with any provision of any Laws applicable to such Seller or the Company or (iii) alter or impair any permits, certificates, licenses, approvals and other authorizations required by such Seller or the Company to conduct their respective business, including any Company Permits (as hereinafter defined).

         Section 3.07. Approvals and Consents.

         Except as disclosed in Schedule 3.07 hereto, no consent, approval or action of, filing with or notice to any Governmental Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or order of any Governmental Authority, any Company Permit, or any Contract to which such Seller or the Company is a party or by which such Seller or the Company or any of their respective assets or properties is bound in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except those consents or approvals required under Contracts which, individually or in the aggregate, would not have a Material Adverse Effect.

         Section 3.08. Financial Information; No Undisclosed Liabilities; No Material Adverse Effect.

         (a) Correct and complete copies of (i) the balance sheets of the Company as of December 31, 1997, 1998 and 1999, and the related statements of income, retained earnings and cash flows of the Company for the periods then ended, together with (as to the period ending on or as of December 31, 1999) all related notes and schedules thereto (collectively referred to herein as the "Financial Statements") and (ii) the balance sheet of the Company as of June 30, 2000, and the related statements of income and cash flows of the Company for the three months then ended, (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Sellers to the Purchaser. The Financial Statements and the Interim Financial Statements (i) were prepared from the books of account and other financial records of the Company, (ii) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Sellers and the Company and (iv) include all adjustments that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company as of the dates thereof or for the periods covered thereby. The Financial Statements have been compiled by George Brown & Associates LLC (or Brown, Ramina & Wright, LLC), who are not independent, as shown in their reports attached thereto in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The Interim Financial Statements have not been audited, reviewed or compiled by any independent certified public accountants.

         (b) The books of account and other financial records of the Company:
(i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Company, and (ii) are in all material respects correct and complete, and do not contain or reflect any inaccuracies or discrepancies.

         (c) There are no Liabilities of the Company of a type that would be required by generally accepted accounting principles, consistently applied, to be either (i) reflected or reserved against on the balance sheet of the Company as of the date hereof or (ii) disclosed in the notes thereto, in either case other than (x) those Liabilities reflected, reserved against or disclosed on the balance sheet of the Company as of December 31, 1999 included in the Financial Statements, (y) disclosed in Schedule 3.08(c) or (z) incurred since January 1, 2000 in the ordinary course of the business, consistent with the past practice of the Company. Except for Liabilities disclosed on Schedule 3.08(c), sufficient reserves are reflected on such balance sheet against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with GAAP.

         (d) Except as set forth in Schedule 3.08(d), since December 31, 1999, there has not occurred or arisen any event or circumstance that represents a change in, or effect on the Company or its business that, individually or in the aggregate with any other such changes in, or effects on, the Company or its business is, or to the knowledge of the Company, is reasonably likely to be, materially adverse to the business, operations, assets, Liabilities, prospects, results of operations or the condition (financial or otherwise) of the Company, individually or in the aggregate excluding events or circumstances which affect the industries in which the Company does business generally or the effect of general economic conditions.

         (e) As of June 30, 2000, the total assets of the person within which the Company is included for purposes of the HSR Act (the "HSR Person") has total assets of less than $10 million (as defined under the HSR Act).

         Section 3.09. Receivables.

         Schedule 3.09 sets forth a list of the Receivables as of June 30, 2000 showing separately those Receivables that as of such date had been outstanding
(i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days. Except to the extent of the $645,000 reserve on June 30, 2000 which is reflected in the balance sheet included in the Interim Financial Statements, all Receivables reflected as of June 30, 2000 and reflected on the balance sheet included in the Interim Financial Statements, and the Receivables existing on the Closing Date have arisen from the sale of services to Persons not affiliated with the Sellers or the Company and in the ordinary course of the business consistent with past practice and, except as reserved against on June 30, 2000 and reflected in the balance sheet included in the Interim Financial Statements, constitute or will constitute, as the case may be, valid, undisputed collectible claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the business consistent with past practice. Receivables reflected on June 30, 2000 or arising from the date thereof until the Closing (subject to the $645,000 reserve reflected on June 30, 2000) are or will be good and collectible.

         Section 3.10. Assets.

         (a) Except as disclosed on Schedule 3.10 hereto, the Company owns or leases all the properties and assets used or intended to be used in the conduct of the Business as currently conducted or otherwise owned, leased or used by the Company (all such properties and assets being the "Assets"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances.

         (b) Except as disclosed on Schedule 3.10 hereto, following the consummation of the transactions contemplated by this Agreement, the Company will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, the Assets without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, the Company shall own and possess all documents, books, records, agreements and financial data of any sort used by the Company in the conduct of the Business or otherwise except for communications with the Sellers' professional advisors relating to this transaction.

         Section 3.11. Conduct and Scope of Business.

         Except as disclosed on Schedule 3.11 hereto, since December 31, 1999, the business of the Company has been conducted in the ordinary course and consistent with past practice and (as amplification of the foregoing and without limitation) the Company has not (i) sold, leased or transferred, or agreed to sell, lease or transfer, any of its assets, or canceled, or agreed to cancel, any debts or claims, or entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of such assets, property and rights; (ii) entered or agreed to enter into any transactions other than in the ordinary course of business except as herein stated; (iii) increased or agreed to increase the rate of compensation or benefits payable, or to become payable, to any of its officers or employees;
(iv) made any change in any accounting method, practice or principle or in any system of internal accounting controls; (v) made or agreed to make capital expenditures or commitments therefor; (vi) taken any action not in the ordinary course of business consistent with past practice that would have the effect of increasing the amount of Company EBITDA; (vii) declared or made any dividends or distributions or made any payment on behalf of any membership interests or capital stock, or made any other distribution in respect thereof, either directly or indirectly, whether in cash, property or obligations of the Company, or redeemed any membership interests or capital stock of the Company other than cash distributions to Sellers (A) in an amount not to exceed Sellers' state and federal income tax liabilities relating to the Company's taxable income up to Closing and (B) in an amount of $275,000, with respect to previously agreed upon tax liabilities resulting from the Company's election to use the accrual basis method of accounting in the aggregate amount of $275,000 or (ix) agreed, whether in writing or otherwise, to take any action described in this Section 3.11.

         Section 3.12. Litigation.

         Except as disclosed on Schedule 3.12 hereto, there are no claims, actions, suits, proceedings, audits or investigations pending or, to the knowledge of the Company, threatened or anticipated, against the Company or any of its assets or business, or affecting this Agreement or any Operative Agreement or the Company's or such Seller's ability to perform their respective duties and obligations hereunder or thereunder, at law or in equity, by or before any Governmental Authority, or any other body, and to the knowledge of the Company, there is no basis for any such claim, action, suit or proceeding or investigation, including without limitation any such claim, action, suit, proceeding or investigation relating to, arising out of, or based upon, any proceedings by a Governmental Authority. The Company and such Seller are not operating under, subject to, or in default with respect to, any order, judgment, injunction or decree of any Governmental Authority.

         Section 3.13. Licenses.

         (a) The Company holds all permits, licenses, registrations variances, exemptions, orders approvals and other authorizations of all Governmental Authorities necessary for the lawful conduct of its business (the "Company Permits"). The Company is in compliance with the terms of the Company Permits. The Company Permits listed on Schedule 3.13 constitute all licenses, authorizations, consents, permits and approvals material to the conduct of the Company's business, as is now conducted and as it is contemplated will be conducted after the Closing. All Company Permits are valid and in good standing, non-probationary, non-provisional and in full force and effect. To the knowledge of the Company, there are no grounds to believe that any such Company Permits will not, in the ordinary course, be renewed upon expiration or as a result of the consummation of the transactions contemplated hereby.

         (b) The Company has not (i) had any of its Company Permits revoked, withdrawn, terminated, suspended, or otherwise restricted (ii) been involved in a proceeding or investigation, whether formal or informal, to revoke, withdraw, terminate, suspend or otherwise restrict any Company Permit or (iii) been notified by any Governmental Authority that such Governmental Authority might have cause to revoke, withdraw, terminate, suspend or otherwise restrict any Company Permit and, to the knowledge of the Company, no such revocation withdrawal, termination, suspension or other restriction is threatened (including as a result of the possible consummation of the transactions contemplated hereby).

         (c) The Company is not subject to any restrictions of any Governmental Authority that adversely affect the conduct of the Company's business, other than restrictions that apply to all providers of the goods and services furnished by the Company in the relevant jurisdiction.

         Section 3.14. Contracts.

         (a) Schedule 3.14(a) is a complete and correct list of each obligation, contract, agreement and commitment, written or oral (collectively, "Contracts") to which the Company is a party or by which the Company or its assets may be bound and which:

          (i) is likely to involve an aggregate amount of consideration of more than $10,000;

          (ii) was not made in the ordinary course of business and consistent with past practice;

          (iii) relates to or evidences indebtedness for borrowed money or a security interest or mortgage in the property or assets of the Company;

          (iv) under which the Company assumes any liability or obligations (including indebtedness) of any other person or entity;

          (v) grants any person or entity authority to execute agreements or otherwise act on behalf of the Company

          (vi) grants to any person the right to use any property or property right of the Company;

          (vii) is with a Related Person (as used herein, "Related Person" means: (i) one or more of the Sellers (including the Seller LLC Members);
     (ii) the spouses, children and other lineal descendants and any other member of the immediate family, as defined in Rule 16a-1 under the Exchange Act, of any of the Sellers; (iii) any corporation, partnership, joint venture or other entity or other enterprise owned or controlled by any of the Sellers or by any Related Person of a Seller (ii); and (iv) any trust of which any Seller or member of the immediate family, as defined in Rule 16a-1 under the Exchange Act, of a Seller is a grantor or beneficiary;

          (viii) is with any of the Customers, as set forth in Section 3.15; and

          (ix) limits or purports to limit the ability of any Seller holders or the Company to engage in any line of business or with any Person or in any geographic area or during any period of time.

         (b) The Sellers have heretofore delivered to the Purchaser a complete and correct copy of all such Contracts, including any modifications or supplements thereto. Each Contract:

          (i) is valid and binding on the respective parties thereto and is in full force and effect, enforceable in accordance with its terms subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and general principles of equity, and neither the Company nor any Seller has received any written notice challenging the foregoing and to the Company's knowledge, there is no bankruptcy, insolvency or similar proceeding involving any such parties, and

          (ii) except as disclosed on Schedule 3.14(b) hereto, upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect, enforceable in accordance with its terms, and the foregoing will not give rise to any right of termination, penalty or any right to impose any other adverse consequence. The Company is not in breach of, or default under, any Contract. To the knowledge of the Company, no other party to any Contract is in breach thereof or default thereunder. There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company. Except as described on Schedule 3.14, there are no material oral Contracts, and neither such Seller nor the Company has received any written or oral notice (nor to the knowledge of the Company, are there facts which cause the Company to believe) that any Contract will not be renewed or terminated by the other party thereto in the foreseeable future (including as a result of the consummation of the transactions contemplated hereby).

         Section 3.15. Customers.

         Schedule 3.15 identifies the names of customers of the Company that collectively represent more than 95% of the revenues of the Company recorded for the fiscal year ended December 31, 1999, including each such customer that represented more than 1% of such revenues (the "Customers"), and the amount for which each Customer was invoiced during such period. The Sellers have provided to the Purchaser copies of every written contract, agreement and commitment between the Company and each Customer and every amendment thereto (all of which are listed in Schedule 3.15). Except as described on Schedule 3.15, there are no material oral contracts, agreements or commitments between the Company and a Customer of the Company and neither such Seller nor the Company has received any written or oral notice (nor, to the knowledge of the Company, are there facts which cause the Company to believe) that any Customer of the Company has ceased, or, in the reasonably foreseeable future, will cease, to use the services of the Company, or has substantially reduced, or, in the reasonably foreseeable future, will substantially reduce, the use of such services at any time (including as a result of the consummation of the transactions contemplated hereby).

         Section 3.16. Real Property; Leases.

          (a) The Company does not own any real property or any outstanding options or rights of first refusal to purchase any real property.

          (b) Except for the leases described in Schedule 3.16 (true and complete copies of which have heretofore been delivered by the Sellers to the Purchaser), the Company is not party to any lease or agreement under which the Company is a lessee or lessor of, or holds, manages or operates, any property, real or personal, owned by any third party, or under which any property, real or personal, owned by the Company is held, operated or managed by a third party. The Company is the owner and holder of all leasehold estates purported to be granted by such leases. Each such lease is in full force and effect and constitutes a valid and binding obligation of, and is enforceable in accordance with its terms against, the respective parties thereto subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and general principles of equity, and neither the Company nor any Seller has received any written notice challenging the foregoing and to the Company's knowledge, there is no bankruptcy, insolvency or similar proceeding involving any such parties. The Company has in all material respects performed all the obligations required to be performed by it to date under such leases so as not to be in default thereunder, and there has not occurred any event which (whether with or without the passage of time or the giving of notice or both) would constitute such a default.

         Section 3.17. Bank Accounts.

         Schedule 3.17 sets forth a correct and complete list and description of all of the Company's bank accounts and other accounts with financial institutions and of the persons authorized to sign checks or who hold powers of attorney with respect to any of such accounts.

         Section 3.18. Intellectual Property.

         Schedule 3.18 sets forth a list of all trademarks, trade names, brand names, service names, service marks, copyrights, patents, all software and other licenses, invention disclosures, applications pending and to be filed for any and all of the foregoing and registration thereof and other intangible intellectual property (collectively, "Intellectual Property") owned by the Company. All Intellectual Property registrations owned by the Company are valid and in full force and effect, and there are no outstanding challenges by any third party, either to any such registrations or to any of the applications thereof. The Company has the right to use all of the Intellectual Property necessary for the conduct of its business. To the Company's knowledge, no third party is infringing or has infringed upon any of the Company's rights relating to the Intellectual Property and no infringement of any Intellectual Property right of any Person results from the operations of the Company. There is no claim of any infringement by the Company of any Intellectual Property right of any Person being made, asserted, or to the Company's knowledge threatened against the Company or the Sellers.

         Section 3.19. Insurance.

         Schedule 3.19 sets forth a list of all policies or binders of insurance held or maintained by the Sellers (only as they relate to the Company or the Business) and the Company on the date hereof, along with the amount of coverage and any retention or deductible thereunder, any pending claims thereunder and the expiration date thereof. Such policies and binders are valid and enforceable in accordance with the terms thereof and are in full force and effect subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and general principles of equity and neither the Company nor any Seller has received any written notice challenging the foregoing and to the Company's knowledge, there is no bankruptcy, insolvency or similar proceeding involving any of the providers of such insurance policies.

         Section 3.20. Taxes.

         (a) Except as disclosed on Schedule 3.20, the Company has or, in the case of returns becoming due prior to the Closing Date, will have prior to the Closing Date duly filed with the appropriate Governmental Authorities all federal, state, local, foreign and other applicable tax returns, reports and declarations of estimated tax required to be filed by it on or before the Closing Date (the "Tax Returns") with respect to all applicable taxes (including income, profit, franchise, sales, user, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes of every kind, character, or description imposed by any governmental or quasi-governmental authorities). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All of the Company's Tax Returns are accurate and complete in all material respects. The Company has paid or established in conformity with GAAP applied on a basis consistent with prior practice in the financial statements provided to the Purchaser pursuant to this Agreement adequate reserves for the payments of all federal, state, local and foreign taxes (including installments of estimated taxes) and all other taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar governmental charges, and any interest, penalties or additions to tax imposed thereon or in connection therewith (collectively "Taxes") due or claimed to be due by any taxing authority in connection with any of the Company's Tax Returns.

         (b) The Company, either in its own right or as a transferee, does not have or at the Closing Date will not have any Liability for Taxes payable for or with respect to any periods prior to and including the Closing Date in excess of the amounts actually paid prior to the Closing Date or reserved for in the Financial Statements, all amounts for such period required to be paid, withheld or collected by any of the foregoing for income taxes, social security taxes, unemployment insurance taxes and other employee withholding taxes have been so paid, withheld or collected, and either paid to the respective Governmental Authority or set aside for such purpose and accrued and reserved against and entered upon the financial statements of the Company provided to the Purchaser pursuant to this Agreement.

         (c) There is no action, suit, proceeding, audit, investigation or claim pending or to the knowledge of the Company threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed or asserted. The Company has not consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company and no power of attorney granted by the Company with respect to any Tax matters is currently in force.

         (d) The Company and the Sellers have made available to the Purchaser for inspection complete and correct copies of all income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding tax returns, and all schedules thereto, filed by the Company with any Governmental Authority, and all written communications relating to any such return, for each taxable year ending on or after December 31, 1997.

         Section 3.21. Hazardous Materials.

         Except with respect to the disposal of medical waste disclosed on
Schedule 3.21 hereto, the Company has not engaged, at any site owned or leased by it, in any business or activity involving hazardous waste, nor has it engaged in any activity requiring identification, permitting, licensing or authorization for the generation, treatment, storage or disposal of hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, as amended. The Company is in all material respects in compliance in all material respects with the requirements of all Environmental Laws applicable to it and there has not been any reportable release of hazardous substances, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, at any facility owned or leased by the Company, nor any release triggering a remediation obligation under applicable Environmental Law, during its ownership or lease of such sites. The Company has not handled and does not use or handle hazardous chemicals other than in de minimis quantities in compliance with applicable Environmental Law.

         Section 3.22. Employee Benefit Plans.

         Except as set forth on Schedule 3.22:

         (a) There are no plans, programs, policies or arrangements (whether written or oral) providing cash or other compensation or benefits of any kind or description whatsoever (whether current or deferred) to, or on behalf of, any current or former officer, employee or director of the Company or any of its dependents under which the Company has any liability, duty or obligation whatsoever, whether fixed or contingent, including but not limited to, any employment, consulting or severance agreement and any "employee benefit plan" as defined in Section 3(3) of ERISA (individually an "Employee Benefit Plan" and collectively the "Employee Benefit Plans").

         (b) The Sellers and the Company have furnished to the Purchaser: (i) a correct, complete and current copy of (A) each written Employee Benefit Plan and all amendments to such plan together with any trust agreements or other contracts or agreements which are a part of such plan, and (B) all Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation rulings or determinations, annual reports, summary plan descriptions, actuarial and other financial reports for all periods ending on or after December 31, 1997, with respect to each such Employee Benefit Plan, (ii) an accurate written summary of all material provisions of each unwritten Employee Benefit Plan; and
(iii) such other documentation with respect to any Employee Benefit Plan as is reasonably requested by the Purchaser.

         (c) All of the assets which have been set aside in a trust or insurance company separate account to satisfy any obligations under any Employee Benefit Plan are shown on the books and records of each such trust and each such account at their current fair market value as of the most recent valuation date and the fair market value of such assets equals or exceeds the present value of any obligation under any Employee Benefit Plan, and the liabilities for all other obligations under any Employee Benefit Plan are accurately set forth in the Company's most recent Financial Statement.

         (d) Each Employee Benefit Plan has been established, maintained and administered in compliance with all applicable Laws, and all applicable reporting and disclosure requirements with respect to each Employee Benefit Plan have been satisfied on a timely basis, including all such requirements under the Code and ERISA. No Employee Benefit Plan is described in ERISA Sections 3(37), 4(b)(4), 4063 or 4064 or is subject to Code Section 412, and the Company has never maintained or contributed directly or indirectly to (or had an obligation to contribute directly or indirectly to) such a plan. No Employee Benefit Plan which is described in ERISA Section 3(1) provides any benefits after a termination of employment except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Title I of ERISA.

         (e) There are no pending or to the knowledge of the Company threatened claims with respect to an Employee Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan's operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of the Company, which claims could reasonably be expected to result in any liability to the Company, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or has been proposed with respect to any Employee Benefit Plan.

         (f) Each Employee Benefit Plan which the Company has been treated as satisfying the requirements of Code Section 401 and each trust which the Company has treated as satisfying the requirements of Code Section 501 have at all times in fact satisfied such requirements.

         (g) There have been no prohibited transactions or breaches of fiduciary duty under ERISA or prohibited transactions under the Code for which the Company has any liability or for which the Company has any indemnification obligation to any other Person.

         (h) Except as disclosed on Schedule 3.22(h), the Company has the right pursuant to the terms of each Employee Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan, and the Purchaser immediately after the Closing shall have exactly the same rights as the Company unilaterally to take such action without triggering any penalty or any obligation to make any additional contributions to such plan.

         (i) The transactions contemplated by this Agreement will not result in any additional payments to or benefit accruals for, or any increase in the vested interest of, any current or former officer, employee or director or their dependents under any Employee Benefit Plan. The transactions contemplated by this Agreement will not result in any payments to any current or former officer, employee or director of the Company which will be subject to Section 280G of the Code.

         Section 3.23. Labor Relations.

         The Company does not have any agreement with any union or collective bargaining group. The Company has complied and is in compliance in all material respects with all Laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in Schedule 3.23, there are no employment agreements between the Company and any of its employees. The consummation of the transactions contemplated hereby will not cause the Company to incur or suffer any liability relating to, or obligation to pay severance, termination or other payments to any Person. Except as set forth in Schedule 3.23, no employee of the Company has any contractual right to continued employment by the Company.

         Section 3.24. Directors, Officers and Key Employees.

         Schedule 3.24 lists all directors and officers of the Company and all written or oral employment or consulting contracts between the Company and each director, officer, employee, independent contractor, or agent, and (i) any commitment or agreement made by the Company to increase wages or to modify the conditions or terms of employment of any of its employees or agents, whose annual remuneration (including bonuses) exceeded $50,000 in the most recent fiscal year and is expected to exceed $50,000 during the current fiscal year,
(ii) any agreements, arrangements or understandings with any of such Persons relating to the matters described in Section 3.01(b) and (iii) any notice of termination of employment or resignation since January 1, 2000 given by any employee, independent contractor, or agent of the Company.

         Section 3.25. Broker's Commission.

         The Sellers will indemnify and hold the Purchaser harmless from any claim, demand or liability for any broker's or lender's or placement fee or commission incurred or alleged to have been incurred, in each case by the Company or the Sellers, in connection with this transaction.

         Section 3.26. Independent Contractors and Customers.

         (a) Except as disclosed in Schedule 3.26(a), there is no existing consultancy agreement or contract for services between the Company and any Person which is void or ineffective or which is unenforceable by the Company, either as against a consultant or independent contractor who has agreed to provide services directly or indirectly to or on behalf of the Company or as against any Person to whom or which the Company has agreed to provide the services of a consultant or independent contractor, under any applicable Law (which shall include all guidelines of any Governmental Authority).

         (b) [Intentionally omitted.]

         (c) Except as listed on Schedule 3.26(c), no consultant or independent contractor who provides services directly or indirectly to or on behalf of the Company is remunerated by the Company on a profit sharing or bonus or commission basis of any nature whatsoever.

         (d) There is no amount owing to any present or former consultant or independent contractor who provides or has provided services directly or indirectly to or on behalf of the Company other than for accrued remuneration or for reimbursement of business expenses.

         (e) No gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or variation of any consultancy agreement or contract for services of any present or former consultant or independent contractor who provides or has provided services directly or indirectly to or on behalf of the Company.

         (f) For five years prior to the date hereof, the Company has, in relation to each present and former consultant or independent contractor who provides or has provided services directly or indirectly to or on behalf of the Company, complied with all obligations imposed on it by all applicable Laws (including guidelines of any Governmental Authority) relating to or affecting the appointment or engagement of such consultants or independent contractors.

         (g) Except as set forth in Schedule 3.26(g), since December 31, 1997, no dispute has arisen between the Company and (i) any present or former consultant or independent contractor who provides or has provided services directly or indirectly to or on behalf of the Company or (ii) any present or former customer of the Company nor to the knowledge of the Company, are there any facts of which are likely to give rise to any such dispute.

         (h) Except as set forth in Schedule 3.26(h), since December 31, 1997, the Company has properly made all payments to present or former consultants or independent contractors who provide or have provided services directly or indirectly to or on behalf of the Company and has properly made all deductions for tax and such other deductions as they are required to make in accordance with applicable Laws (including guidelines of any Governmental Authority) anywhere in the world and has accounted to the appropriate authorities for all such deductions.

         Section 3.27. No Violation of Law; Certifications for Reimbursement.

         (a) The business and operations of Company have been conducted in compliance, and are currently in compliance, with all applicable Laws of all Governmental Authorities and regulatory bodies (including, without limitation, Environmental Laws, laws, ordinances, regulations, guidelines and orders relating to zoning and the safety and health of employees). Except as set forth in Schedule 3.27, (i) neither such Seller nor the Company has been charged with or, to the Company's knowledge, is now under investigation with respect to, a violation of any Laws (including guidelines of any Governmental Authority), or other requirements of a Governmental Authority or other regulatory body, (ii) neither such Seller nor the Company is a party to, or bound by, any order, judgment, decree or award of a Governmental Authority or other regulatory body; and (iii) such Seller and the Company have filed all reports required to be filed with any Governmental Authority or other regulatory body as to which the failure to file such reports could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         (b) The Company has all permits, certificates, licenses, registrations, certifications, qualifications, approvals and other authorizations (collectively, "Authorizations") necessary for Company to obtain payment under the Medical Reimbursement Programs (as defined herein), except for such Authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby. All Authorizations held by the Company are valid and in good standing, non-probationary, non-provisional and in full force and effect. There are no actions or proceedings to revoke, withdraw, terminate or suspend any Authorization, and none of such Seller or the Company has received any notice or other communication threatening any of the foregoing (other than notices and communications that have been withdrawn or otherwise resolved), and such Seller has no knowledge of any reason why any Authorization is likely not to be renewed by the applicable Governmental Authority in the ordinary course. As used herein, the "Medical Reimbursement Programs" shall mean any private or governmental health care reimbursement program under which the Company receives payment for goods and services, including without limitation, Medicare, Medicaid, CHAMPUS, Blue Cross and Blue Shield plans, commercial insurance companies, self-funded organizations, employers who participate in self-funded trusts, health maintenance organizations, preferred provider organizations, and other managed care organizations or alternative delivery systems.

         (c) Except as set forth in Schedule 3.27 hereto, the Company is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.27 hereto, no waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         (d) Neither the Company, nor any director, officer or employee of the Company acting for or on behalf of the Company, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: any bribe, kickback or other similar payment to any Governmental Authority or any agent of any supplier or customer; or any contribution to any political party or candidate other than from personal funds of directors, officers or employees not reimbursed by their respective employers or in compliance with applicable law).

         (e) The Company has filed or will timely file all material claims or other reports required to be filed with respect to the purchase of services, products and supplies by third-party payors, including, but not limited to, the Medical Reimbursement Programs, in accordance with all applicable laws, regulations and guidelines and requirements of the Medical Reimbursement Programs. All such claims or reports are or will be complete and accurate in all material respects. The Company has paid or has properly recorded on the Company's financial statements in accordance with GAAP, consistently applied, all actually known and undisputed overpayments, refunds, discounts or adjustments which have become due pursuant to such claims, and the Company does not have any material liability to any payor with respect thereto, except as has been fully reserved for in the Company's financial statements.

         (f) Neither the Company, nor any of its officers, directors, trustees, partners, members, managers, employees or contractors, has been charged with or convicted of any Medicare, Medicaid or other federal health care program-related offense, or has been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal health care program, or is currently listed on the General Services Administration list of parties excluded from Federal procurement programs and non-procurement programs.

         (g) Such Seller, the Company, and their respective directors, officers and employees and, to the Company's knowledge, the other persons and entities providing professional services for or on behalf of the Company, have not engaged in any activities which are in violation of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C.ss.ss.1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal CHAMPUS statute (10 U.S.C.ss.1071 et seq.), the False Claims Act (31

U.S.C.ss.3729 et seq.), the False Statements Acts (18 U.S.C.ss.2002), the Program Fraud Civil Penalties Act (31 U.S.C.ss.3801 et seq.), or related regulations or other federal or state laws and regulations, including, but not limited to, the following:

          (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (iii) failure to disclose knowledge by a Medicare or Medicaid claimant or a claimant under any Medical Reimbursement Program of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or

          (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Medical Reimbursement Program or (ii) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Medical Reimbursement Program.

         (h) The operations of the Company are and at all times have been in compliance with all applicable state and federal laws and regulations regarding health professional self-referrals, including without limitation 42 U.S.C. ss.1395nn (commonly known as the "Stark Statute") and 42 U.S.C.ss.1396b.

          (i) The Company is duly certified or accredited as a home infusion therapy provider by the Joint Commission on Accreditation of Health Care Organizations with a rating of 93 (collectively, the "Certifications"). There are no actions or proceedings to revoke, withdraw, terminate, suspend or modify such Certifications at the ratings identified above, and the Company has no knowledge of any reason why any such Certification is not likely to be renewed in the ordinary course.

         Section 3.28. Disclosures.

         To the Company's knowledge (which shall be limited to the actual knowledge of the persons enumerated in the definition of such term), this Agreement and the Exhibits and Schedules attached hereto do not contain, as of the Closing Date, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

         Section 3.29. Investment Representations.

         (a) Such Seller is acquiring the shares of Purchaser Stock to be issued pursuant to Article II solely for such Seller's account, for investment purposes only and with no current intention or plan to distribute, sell, or otherwise dispose of any of those shares in connection with any distribution;

         (b) Such Seller is not a party to any agreement or other arrangement for the disposition of any shares of Purchaser Stock other than this Agreement;

         (c) Such Seller is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act; and

         (d) Such Seller (A) is able to bear the economic risk of an investment in the Purchaser Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment in the Purchaser Stock, (D) has had an adequate opportunity to ask questions and receive answers from the officers of the Purchaser concerning any and all matters relating to the transactions contemplated hereby, (E) has asked all questions of the nature described in preceding clause (D), and all those questions have been answered to his or her satisfaction and (F) has received and reviewed copies of all of the reports required to be filed by the Parent pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") (collectively, the "Parent SEC Reports").

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                            THE PURCHASER AND PARENT

         In order to induce the Sellers and the Company to enter into this Agreement, the Purchaser and Parent jointly and severally represent and warrant to the Company and the Sellers that:

         Section 4.01. Organization and Standing.

         (a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         (b) The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         Section 4.02. Authority.

         Except for any Governmental Approvals that may be required, the Parent and Purchaser have all necessary corporate power and authority to enter into this Agreement, the Operative Agreements and all other instruments contemplated hereunder and thereunder and to perform the obligations to be performed by Parent and Purchaser hereunder and thereunder. The execution and delivery of this Agreement, the purchase of the Interests and the other obligations of the Parent and Purchaser contemplated hereby have been duly authorized by all requisite corporate action of the Parent and Purchaser, respectively. The Shares delivered to the Escrow Agent and Designated Seller at Closing when issued will be duly authorized, validly issued, fully paid and non-assessable and free and clear of Encumbrances (other than created or caused by Sellers or Designated Seller or contemplated by this Agreement). This Agreement and any other agreements executed by the Parent and Purchaser pursuant to this Agreement have been duly executed and delivered by the Parent and Purchaser and constitute valid and binding obligations of the Parent and Purchaser, enforceable against the Parent and Purchaser, respectively in accordance with the terms hereof and thereof, subject, as to enforceability of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         Section 4.03. No Conflict or Violation.

         The execution, delivery and performance by the Parent and Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Encumbrance upon any of the properties or assets of the Parent or Purchaser under, any of the terms, conditions or provisions of (a) the certificate of incorporation or by-laws of the Purchaser or (b) any mortgage, note, bond, indenture or material commitment, contract, agreement, license or other instrument or obligation to which the Parent or Purchaser is a party or by which the Parent or Purchaser may be bound, (ii) violate or conflict with any provision of any Laws applicable to the Parent or Purchaser, or (iii) alter or impair any permits, certificates, licenses, approvals and other authorizations required by the Parent or Purchaser to conduct its business.

         Section 4.04. Approvals and Consents.

         Except as disclosed in Schedule 4.04 hereto, no consent, approval or action of, filing with or notice to any Governmental Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or order of any Governmental Authority or any Contract to which the Parent or Purchaser is a party or by which the Parent or Purchaser or any of its assets or properties is bound for the execution and delivery of this Agreement by the Parent or Purchaser, the performance by the Parent or Purchaser of their respective obligations hereunder or the consummation of the transactions contemplated hereby.

         Section 4.05. Litigation.

         There are no claims, actions, suits, proceedings or investigations pending, or to the knowledge of any executive officer of the Parent or Purchaser, threatened or contemplated, against or affecting this Agreement, the Operative Agreements or the Parent or Purchaser's ability to perform its duties and obligations hereunder, at law or in equity, by or before any Governmental Authority, or any other body, and, to the knowledge of the Parent or Purchaser, there is no basis for any such claim, action, suit or proceeding or investigation, including any such claim, action, suit, proceeding or investigation relating to, arising out of, or based upon, any proceedings by a Governmental Authority.

         Section 4.06. Broker's Commission.

         The Purchaser will indemnify and hold the Sellers and the Company harmless from any claim, demand or liability for any broker's or lender's or placement fee or commission incurred or alleged to have been incurred, in each case by the Purchaser, in connection with this transaction.

         Section 4.07. Reports and Financial Statements.

         As of their respective dates, the Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder or the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the case may be, and did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                                     CLOSING

         Section 5.01. Closing; Delivery.

         (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of King & Spalding, counsel for the Purchaser, 1185 Avenue of the Americas, New York, New York, on July 31, 2000.

         (b) At the Closing, the Company and the Sellers shall deliver to the Purchaser the following:

          (i) A duly executed Assignment of Membership Interest transferring all of the Interests from each Seller to the Purchaser.

          (ii) An opinion, dated the Closing Date, of (A) Niles, Barton & Wilmer, counsel to the Company, the Seller LLC and the Seller LLC Members and (B) Gibbons, Del Deo, Dolan, Griffinger & Vecchione, counsel to the Company and the Sellers, in each case, in form and substance reasonably satisfactory to the Purchaser.

          (iii) A certificate of the secretary or any assistant secretary of each of the Company, the Seller LLC and the Designated Seller dated as of the Closing Date to which is attached (a) the certificate of formation and operating agreement of such Person, and (b) the resolutions of such Person's board of directors or similar governing body and its members approving the consummation of the transactions contemplated by this

     Agreement and the Operative Agreements, and certifying the incumbency and true signatures of the officers who execute the Agreement, the Operative Agreements and any other instruments executed on behalf of such Person.

          (iv) Duly executed counterparts to each Operative Agreement signed by each of the Company and each Seller that is party thereto.

          (v) A receipt reflecting payment of the Cash Portion of the Purchase Price.

          (vi) Such other instruments and documents as the Purchaser may reasonably request in connection with the Closing of the transactions contemplated hereby, all such instruments and documents to be reasonably satisfactory in form and substance to the Purchaser and its counsel.

          (vii) Written resignations of all officers, directors and members of the Company effective immediately upon consummation of the Closing, except as otherwise instructed by the Purchaser in writing to the Company prior to the Closing; and

         (c) On the Closing Date, the Purchaser shall deliver to the Sellers or the Designated Seller, as the case may be, the following:

          (i) Wire transfer or certified checks payable to the Sellers in the aggregate amount of $19,000,000.

          (ii) A certificate of the secretary or any assistant secretary of the Purchaser dated as of the Closing Date to which is attached (a) the certificate of incorporation and bylaws of the Purchaser, and (b) the resolutions of the Purchaser's board of directors approving the consummation of the transactions contemplated by this Agreement and the Operative Agreements, and certifying the incumbency and true signatures of the officers who execute the Agreement, the Operative Agreements and any other instruments executed on behalf of the Purchaser.

          (iii) Duly executed counterparts of each Operative Agreement to which the Purchaser is a party.

          (iv) Such other instruments and documents as the Sellers may reasonably request in connection with the Closing of the transactions contemplated hereby, all such instruments and documents to be reasonably satisfactory in form and substance to the Purchaser and its counsel.

          (v) An opinion, dated the Closing Date, of Barry A. Posner, General Counsel to the Parent and King & Spalding, counsel to the Purchaser and Parent, in form and substance reasonably satisfactory to the Sellers.

          (vi) 516,129 shares of Non-Escrowed Shares in the form of share certificates duly registered in the name of the Designated Seller on the share transfer books of Parent.

         (d) On the Closing Date, the Purchaser shall deliver to the Escrow Agent 2,181,818 shares of Parent Stock in the form of share certificates duly registered in the name of the Designated Seller on the share transfer books of Parent to be held in accordance with the terms of the Escrow Agreement.

         (e) On the Closing Date, the Parent shall deliver to the Sellers the following:

          (i) A certificate of the secretary or any assistant secretary of the Parent dated as of the Closing Date to which is attached (a) the certificate of incorporation and bylaws of the Parent, and (b) the resolutions of the Parent's board of directors approving the consummation of the transactions contemplated by this Agreement and the Operative Agreements, and certifying the incumbency and true signatures of the officers who execute the Agreement, the Operative Agreements and any other instruments executed on behalf of the Parent.

          (ii) Duly executed counterparts of each Operative Agreement to which the Parent is a party.

          (iii) Such other instruments and documents as the Sellers may reasonably request in connection with the Closing of the transactions contemplated hereby, all such instruments and documents to be reasonably satisfactory in form and substance to the Parent and its counsel.

         (f) Immediately following the Closing, the Amended and Restated Operating Agreement of the Company shall be amended, restated and superseded in its entirety by the operating agreement in the form attached as Exhibit E hereto, following which each of the Sellers shall have no further rights or obligations as members of the Company. Each Seller hereby waives any restrictions on transfer pursuant to Article VI of the Amended and Restated Operating Agreement in connection with the transactions contemplated by this Agreement.


                                   ARTICLE VI
                         COVENANTS FOLLOWING THE CLOSING

         Section 6.01. Certain Tax Matters.

         (a) The Purchaser, the Company and the Sellers agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with Schedule 2.07 attached hereto. The Purchaser, the Company and the Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         (b) The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Sellers shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing.

         (c) The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to such Taxes. The Purchaser shall cooperate with the Sellers in connection with any audit, litigation, or other proceeding with respect to Tax Returns for prior taxable years, including but not limited to retaining the related books and records for such prior years and making such records available to Sellers and/or their tax representatives. The Sellers may at their option appoint their tax advisor and/or tax counsel to deal with such audit or proceeding with respect to a prior year.

         (d) The Purchaser, the Company and the Sellers hereby agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person, or to file any kind of election, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including, but not limited to, with respect to the transactions contemplated hereby). The party requesting cooperation pursuant to this Section 6.01(d) shall reimburse the other party on an after-tax basis for any costs attributable to complying with such request.

         (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the Interests and any similar tax imposed in other jurisdictions), shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         Section 6.02. Restrictions on Transfer of Parent Stock.

         (a) During the one year period ending on the first anniversary of the Closing Date, neither the Designated Seller nor any Seller voluntarily will: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Parent Stock received by any Seller in the transactions contemplated herein or (B) any interest in (including any option to buy or sell) any of those shares of Parent Stock, in whole or in part, and the Parent will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Parent Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Parent Stock acquired pursuant hereto (including, for example engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section 6.02 shall not restrict any transfer of Parent Stock acquired by a Seller pursuant hereto to any spouse, sibling, parent, grandparent, child or grandchild (whether by blood, adoption or marriage), or any trust, the sole beneficiaries of which consist of any spouse, sibling, parent, grandparent, child, or grandchild of such Seller who agree in writing to be bound by the provisions of this Section 6.02. The certificates evidencing the Parent Stock delivered to the Escrow Agent pursuant hereto will bear a legend substantially in the form set forth below and containing such other information as the Purchaser may deem necessary or appropriate:

                    "EXCEPT PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT
               AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE ONE-YEAR PERIOD ENDING ON AUGUST 3, 2001. ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE. THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE ISSUER'S CLAIMS FOR INDEMNIFICATION UNDER THE PURCHASE AGREEMENT."

         (b) The Designated Seller and each Seller, severally and not jointly with any other Person, (i) acknowledges that the shares of Parent Stock to be delivered to the Designated Seller or the Escrow Agent pursuant hereto have not been and may not be registered under the Securities Act and therefore may not be resold by the Designated Seller or such Seller without compliance with the Securities Act and (ii) covenants that none of the shares of Parent Stock issued to the Designated Seller or such Seller pursuant hereto will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the Commission, applicable state securities laws and regulations and the terms of this Agreement and the Registration Rights Agreement. All certificates evidencing shares of Parent Stock issued pursuant hereto will bear the following legend in addition to the legend prescribed by
Section 6.02(a):

         "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, HAVE BEEN ISSUED PURSUANT TO ONE OR MORE EXEMPTIONS THERETO, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, ASSIGNED OR DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

         (c) In addition, certificates evidencing shares of Parent Stock issued pursuant hereto to the Designated Seller or the Escrow Agent will bear any legend required by the securities or blue sky laws of the state in which that Seller resides.

         Section 6.03. Remitted Payments.

         The Sellers agree to cooperate with and assist the Purchaser in connection the resolution of any claims by any private insurers or Medical Reimbursement Programs seeking remittance of funds paid to the Company prior to the Closing Date and any appeals or disputes by the Purchaser or the Company after the Closing of any determination concerning the Company's entitlement to payments received by the Company prior to the Closing.

         Section 6.04. Proprietary Information and Restrictive Covenants

         (a) Recognizing that the Purchaser and Parent are relying on the representations, warranties and covenants of the Sellers in proceeding with the transactions contemplated by this Agreement, each Seller (other than the Seller LLC Members) hereby covenants and agrees that, after the Closing Date (notwithstanding any provision hereof), he or she will:

          (i) hold all Proprietary Information in strict confidence and trust and not, at any time, disclose any Proprietary Information to any person or entity, except in the course of such Seller's duties as an employee of the Purchaser, Parent or their Affiliates on behalf of the Purchaser, Parent or their Affiliates, and shall not copy, publish, or use any Proprietary Information for the benefit of anyone or any entity other than the Purchaser, Parent or their Affiliates;

          (ii) not, (x) within the territory comprising the states of New York, New Jersey, Pennsylvania, Delaware, Maryland and any other state in which the Company was soliciting business during the period commencing six months prior to the Closing Date (the "Territory") and (y) ending on the later of
     (a) August 3, 2003 and (b) one year after the later of (i) the date on which such Employee ceases to be an Employee of any of the Company, Purchaser, Parent or their respective Affiliates and (ii) the last date on which such Employee receives cash compensation from any of the Company, Purchaser, Parent or their respective Affiliates, either directly or indirectly (A) in any manner engage in a competing business or (B) participate as a director, officer or employee of, or as a shareholder, partner, consultant, agent or representative or other independent contractor of, or have any direct or indirect financial interest in, any enterprise that is engaged, or plans to engage, in any such competing business; provided, that the foregoing restriction shall be inapplicable to the ownership of no more than 1% of the securities of any publicly traded company; provided, further, that if such Employee is terminated by the Company on or after August 3, 2003 without Cause (as such term is defined in the Employment Agreement) and such Employee is entitled to severance payments from the Company in connection with such termination, Employee shall have the option to waive its entitlement to such severance payments and, in the event such Employee waives all rights that it has against the Company, Parent or Purchaser for any such severance payments, such Employee will not be bound by the foregoing restrictions from and after the date of such termination; and

          (iii) not personally nor through any third party, during the period commencing on the date hereof and ending on the later of (a) August 1, 2003 and (b) one year after the later of (i) the date on which such Employee ceases to be an Employee of any of the

     Company, Purchaser, Parent or their respective Affiliates and (ii) the last date on which such Employee receives cash compensation from any of the Company, Purchaser, Parent or their respective Affiliates, (x) provide or offer to provide to any Customer any product or service similar to that offered by the Company, Purchaser, Parent or any of their respective Affiliates at the time of such termination of employment, (y) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with the Company, Purchaser, Parent, or any of their respective Affiliates or in any manner modify or fail to enter into any actual or potential business relationship with the Company, Purchaser, Parent or any of their respective Affiliates or (z) hire or solicit any employee, consultant, independent contractor or Vendor of the Company, Purchaser, Parent or any of their respective Affiliates, encourage any such person to leave such employment or terminate such person's relationship with the Company, Purchaser, Parent or their respective Affiliates.

         (b) Recognizing that the Purchaser and Parent are relying on the representations, warranties and covenants of the Sellers in proceeding with the transactions contemplated by this Agreement, each Seller LLC Member hereby covenants and agrees that, after the Closing Date (notwithstanding any provision hereof), he or she will:

          (i) hold all Proprietary Information in strict confidence and not, at any time, disclose any Proprietary Information to any person or entity, except at the request or on behalf of Purchaser, Parent or their Affiliates, and shall not copy, publish, or use any Proprietary Information for the benefit of anyone or any entity other than the Purchaser, Parent or their Affiliates;

          (ii) not, within the Territory and for a period of one year immediately following the Closing Date, either directly or indirectly (x) in any manner engage in competing business or (y) participate as a director, officer or employee of, or as a shareholder, partner, agent or representative or other independent contractor of, or have any direct or indirect minority financial interest in, any enterprise that is engaged, or plans to engage, in any such competing business; provided, however, that such Seller LLC Member may acquire a direct or indirect minority financial interest in an enterprise that is engaged or plans to engage in a competing business (a "Passive Investment") if such Seller LLC Member provides prior written notice of such Passive Investment (the "Investment Notice") to the Purchaser, containing a detailed description of the financial terms and conditions thereof, following which the Purchaser shall have the right, exercisable upon notice to such Seller LLC Member within 30 days after receipt of the Investment Notice, to exercise a right of first refusal to purchase some or all of the Passive Investment on the same terms and conditions as set forth in the Investment Notice in lieu of such Seller LLC Member; and

          (iii) not personally nor through any third party, during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the third anniversary of the Closing Date with respect to clause (z) below), (w) provide or offer to provide to any Customer any product or service similar to that offered by the Company, Purchaser, Parent or any of their respective Affiliates, (x) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with the Company, Purchaser,

     Parent, or any of their respective Affiliates or in any manner modify or fail to enter into any actual or potential business relationship with the Company, Purchaser, Parent or any of their respective Affiliates, (y) hire or solicit any employee (other than a Seller), consultant, independent contractor or Vendor of the Company, Purchaser, Parent or their respective Affiliates or encourage any such person to leave such employment or terminate such person's relationship with the Company, Purchaser, Parent or their respective Affiliates, or (z) hire or solicit any Seller or encourage any such person to terminate their employment with the Company, Purchaser, Parent or their respective Affiliates.


         (c) For purposes of this Section 6.04, the following terms shall have the following meanings:

         For purposes of Section 6.04(a), the term "competing business" shall mean any business of the type conducted or contemplated by the Purchaser, Parent, Company or their respective Affiliates on the Closing Date.

         For purposes of Section 6.04(b), the term "competing business" shall mean any business of the type conducted or contemplated by the Company on the Closing Date.

         "Proprietary Information" means information, knowledge or data not generally known in the relevant trade or industry that was disclosed to or known by such Seller as a consequence of or through Seller's employment or ownership of Interests or other affiliation with the Company or its Affiliates or in connection with the transactions contemplated hereby (including, without limitation, information conceived or developed by such Seller), whether before or after the date of this Agreement, about:

          (i) The Company's or its Affiliates' activities, services, products, formulas, computer programs and systems, trade secrets, manufacturers, compositions, inventions, discoveries, customer records, processes, information relating to research, development, inventions, services provided or to be provided for Customers, contractual agreements, lists of past, current or prospective Customers, lists of employees and salary information, marketing plans, strategies, and forecasts;

          (ii) Customers' activities, plans, services, products and processes including, without limitation, information relating to business operations, employee relations, finance, and product or service marketing;

          (iii) Vendors' activities, plans, services, products and processes including, without limitation, information relating to business operations, employee relations, finance, and product or service marketing; and

          (iv) All information which such Seller has a reasonable basis to know was created, modified or used and held secret by the Company or its Affiliates or that was accepted by the Company or its Affiliates from any third party under an obligation of confidentiality.

         "Customer" means any person or entity for whom the Company, Purchaser, Parent or any of their respective Affiliates provided services or products at any time during the 12 months prior to the Closing, in the case of Section 6.04(b), and the termination of such Seller's employment, in the case of Section 6.04(a).

         "Vendor" means any third party selling or licensing a product or service to a Customer or to the Company, Purchaser, Parent or any of their respective Affiliates at any time during the 12 months prior to Closing, in the case of Section 6.04(b), and the termination of such Seller's employment, in the case of Section 6.04(a). In the event of a breach or threatened breach by such persons of the provisions of this Section 6.04, the Company, Purchaser, Parent and their respective Affiliates shall be entitled to an injunction restraining such persons from any such breach. Nothing herein shall be construed as prohibiting the Company, Purchaser, Parent or their respective Affiliates from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         (d) If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in paragraphs (a) or (b) of this Section
6.04 because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in paragraphs (a) or (b) of this
Section 6.04 because they are more extensive than would otherwise be enforceable, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such provisions shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

         (e) Each Seller acknowledges that a breach of this Section 6.04 would cause irreparable damage to the Company, Parent, Purchaser and their respective Affiliates, and in the event of such Seller's actual or threatened breach of the provisions of this Section 6.04, the Company, Parent, Purchaser and their respective Affiliates shall be entitled to (i) a temporary restraining order and injunction restraining such Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by such Seller and (ii) require such Seller to account for and pay over to the Company, Purchaser, Parent and their respective Affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by him or her as the result of any transactions constituting a breach of Section 6.04. Each Seller agrees that in any action seeking specific performance or other equitable relief, he or she will not assert or contend that any of the provisions of this Section 6.04 are unreasonable or otherwise unenforceable. Nothing herein shall be construed as prohibiting the Company, Purchaser, Parent or their respective Affiliates from pursuing any other available remedies for such breach, including the recovery of damages from the Sellers. Each Seller acknowledges that the restrictions set forth in this
Section 6.04 are ancillary to an otherwise enforceable agreement and are reasonable in scope and duration, given the nature of the business of the Company, Purchaser, Parent or their respective Affiliates. Each Seller agrees that issuance of an injunction will not pose an unreasonable restriction on such Seller's ability to obtain employment or other work.

         The covenants and agreements of each Seller set forth in this Section
6.04 are several, and not joint and several, obligations of each Seller.

         Section 6.05. [Intentionally Omitted].

         Section 6.06. Further Assurances.

         Subject to the terms and conditions of this Agreement, each Seller shall (or in the case of the Seller LLC, each Seller LLC Member shall cause the Seller LLC to) use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement and to make effective the purchase and sale of the Interests pursuant to this Agreement, and to secure, as soon as practicable after the date hereof, all approvals or consents of Governmental Authorities or third parties as may be necessary to consummate the transactions as contemplated hereby.

         Section 6.07. Use of Company Name.

         Purchaser and Parent shall, to the extent lawful, use the name "American Disease Management Associates, L.L.C." or any commonly used abbreviation thereof for all customary purposes in connection with the operation of the Company's business during the period commencing on the Closing Date and ending on December 31, 2000.

         Section 6.08. Insurance Coverage.

         The Sellers hereby represent and warrant that they have purchased on behalf of the Company, at their own expense, the discovery policies set forth on
Schedule 6.08 which insure against claims which arose but were not asserted prior to the Closing Date, and hereby covenant and agree that they will maintain all such discovery policies on behalf of the Company, at their own expense, for the period commencing on the Closing Date and ending on December 31, 2002.

                                  ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

         Section 7.01. Survival.

         It is the express intention and agreement of the Parties that all covenants, agreements, statements, representations, warranties and indemnities made by the Parties (including the annexed Exhibits and Schedules), or in any document or instrument delivered by a Party pursuant to the provisions of this Agreement or at or in connection with the Closing, shall survive the Closing Date until April 30, 2001, except for (i) those covenants, representations and warranties in Sections 3.01, 3.03, 3.04, 3.08(c)(i), 3.20 and 3.25 (the "Seller Non-Capped Representations") (the term "Seller Non-Capped Representations" shall include all payment obligations to the individuals set forth on Schedule 7.01 other than those payment obligations arising under the written agreements set forth on Schedule 7.01 (excluding payment obligations under Section 6 of the Exclusive Consulting Agreement dated July __, 2000 between the Company and Lou Garruto) and payments made to such persons in the ordinary course to the extent described on Schedule 7.01 and any payment obligations or other Liabilities to

Specialized Pharmaceutical Services arising from or relating to pre-Closing disputes or liabilities) and Sections 4.01, 4.02 and 4.06 (the "Purchaser Non-Capped Representations") (in each case, the provisions of which shall survive for the relevant statute of limitations) and (ii) the covenants contained in Article VI (the provisions of which shall survive until the fifth anniversary of the Closing).

         For purposes of this Article VII, all breaches by the Company or any Seller of any of the provisions of Articles II and VII (subject to any caps or other limitations imposed in Article VII), Sections 6.01, 6.02 and 6.04 and the Employment Agreements are hereinafter referred to as "Seller Non-Capped Agreements", and together with the Seller Non-Capped Representations, are hereinafter referred to as the "Seller Non-Capped Representations and Agreements". For purposes of this Article VII, all breaches by the Company or any Seller of any covenants, agreements, statements, representations, warranties and indemnities made by the Company or Sellers in this Agreement (including the annexed Exhibits and Schedules), the Escrow Agreement, the Assignment Agreement or in any certificate or documents delivered by or on behalf of the Company or Sellers pursuant to this Agreement other than the Seller Non-Capped Representations and Agreements are hereinafter referred to as "Seller Capped Representations and Agreements".

         For purposes of this Article VII, all breaches by the Parent or Purchaser of any of the provisions of Articles II and VII (subject to any caps or other limitations imposed in Article VII) are hereinafter referred to as "Purchaser Non-Capped Agreements", and together with the Purchaser Non-Capped Representations, are hereinafter referred to as the "Purchaser Non-Capped Representations and Agreements. For purposes of this Article VII, all breaches by the Parent or Purchaser of any covenants, agreements, statements, representations, warranties and indemnities made by the Parent or Purchaser in this Agreement (including the annexed Exhibits and Schedules), the Escrow Agreement, the Assignment Agreement or in any certificate or documents delivered by or on behalf of the Parent or Purchaser pursuant to this Agreement other than the Purchaser Non-Capped Representations are hereinafter referred to as "Purchaser Capped Representations and Agreements".

         Section 7.02. Indemnification.

         (a) Subject to Section 7.03, the Sellers (and the Designated Seller to the extent of the value of the Shares (valued at $2.75 per share (subject to adjustment in the event of a stock split or recapitalization))) jointly and severally agree and covenant to hold harmless and indemnify the Purchaser and Parent (including, after the Closing, the Company) and their respective Affiliates, directors, officers, employees, agents and controlling persons (collectively, the "Purchaser Indemnified Parties"), from and against any losses, claims, damages, liabilities and expenses (including reasonable fees and disbursements of counsel and expenses of investigation) (collectively, "Damages") arising out of or based upon (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Sellers or the Company contained herein, in the Escrow Agreement, in the Assignment Agreement or in the Exhibits or Schedules or in any certificate or documents delivered by or on behalf of the Sellers pursuant to this Agreement; provided, however, that the foregoing to the contrary notwithstanding, Sellers' agreements and covenants to hold harmless and indemnify are several and not joint and several as to representations, warranties and covenants indicated to be several in the Agreement.

Notwithstanding any provision of this Agreement to the contrary, no Purchaser Indemnified Party shall be indemnified for any Damages that constitute "lost profits" or comparable measure of Damages for any breach of this Agreement other than a breach of the representations and warranties contained in Sections 3.03, 3.13, 3.14(b), the last sentence of Section 3.15 and 3.27(b) (provided that for purposes of determining whether there has been a breach of such of representations and warranties entitling a Purchaser Indemnified Party to indemnification for any Damages that constitute "lost profits" each such representation and warranty shall be deemed to have been limited "to the Company's knowledge," which for such purpose shall be limited to the actual knowledge of the persons enumerated in the definition of such term).

         (b) Subject to Section 7.03(c), the Purchaser and Parent jointly and severally agree and covenant to hold harmless and indemnify the Sellers and their respective Affiliates, directors, officers, employees, agents and controlling persons (each, a "Seller Indemnified Party") from and against any Damages arising out of or based upon any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Purchaser or Parent contained herein, in the Escrow Agreement, in the Assignment Agreement or in the Exhibits or Schedules or in any certificate or documents delivered by or on behalf of the Purchaser or Parent pursuant to this Agreement.

         Section 7.03. Claims for Indemnification.

         (a) Whenever any claim shall arise for indemnification under this
Article VII, the party asserting its right to indemnification (the "Indemnified Party") shall promptly notify the other parties (collectively, the "Indemnifying Party") of the claim and provide a description of the basis for such claim (the "Indemnity Notice"). The failure of the Indemnified Party to so notify the Indemnifying Party will not affect any right of the Indemnified Party, except in the event such failure to notify promptly results in loss of any material defense or a material increase in any Damages. The Indemnifying Party shall promptly provide to the Indemnified Party such information about such claim as the Indemnified Party may reasonably request from time to time. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from receipt of an Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice will be deemed a liability of the Indemnifying Party hereunder. In the event of a claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a Government Authority or other third party, the Indemnity Notice shall specify, if known, the amount of the potential liability arising therefrom. Any disputes as to indemnification obligations shall be resolved by arbitration as provided in Section 9.03.

         (b) All claims for indemnification by a Purchaser Indemnified Party under this Section 7.03 shall be satisfied, at Purchaser's option, by either (i) the release to Purchaser from escrow, pursuant to the terms thereof, of Escrowed Shares or (ii) by the direct assertion against the Sellers (in the case of claims which are joint and several) or the appropriate Seller (in the case of claims which are several) of the Purchaser Indemnified Party's claim or in either case, the Designated Seller (to the extent of the value of the Shares); provided, however, that in the event of a claim for indemnification against a Seller that is based on a several obligation, as opposed to a joint and several obligation, the amount of the Escrowed Shares that will be available to satisfy such claim shall be limited to such Seller's proportionate share of Escrowed Shares initially placed in escrow (as reflected on Schedule 2.01). For purposes of this Section 7.03, each Escrowed Share shall be valued at $2.75 per share (subject to adjustment in the event of a stock split or recapitalization). All claims for indemnification by a Seller Indemnified Party against the Purchaser or Parent under this Section 7.03 shall be satisfied by the direct assertion against the Purchaser or Parent of the applicable Seller Indemnified Party's indemnification claim or by set off of amounts due to Purchaser by Sellers.

         (c) Notwithstanding the foregoing, none of the Sellers shall be required to indemnify any Purchaser Indemnified Parties unless and until the aggregate amount of Damages for which the Purchaser Indemnified Parties would otherwise be entitled to be indemnified by the Sellers hereunder exceeds $100,000 (the "Threshold Amount"); provided, that at such time as the aggregate amount of Damages for which the Purchaser Indemnified Parties would otherwise be entitled to be indemnified hereunder exceeds the Threshold Amount, the Purchaser Indemnified Parties shall be entitled to indemnification of all such Damages above the Threshold Amount; provided, further, that the Purchaser Indemnified Parties shall be entitled to indemnification for all Damages resulting from a breach by any Seller or the Company of a Seller Non-Capped Representation and Agreement regardless of the Threshold Amount; provided, however, that such Damages shall not be considered in establishing whether the Threshold Amount has been reached.

         (d) No Seller Indemnified Party shall be indemnified pursuant to
Article VII with respect to any Damages resulting from a breach by Purchaser or Parent of a Purchaser Capped Representation and Agreement if the aggregate of all Damages for which the Seller Indemnified Parties shall have received indemnification pursuant to Article VII (excluding amounts received for breaches of Purchaser Non-Capped Representations and Agreements) shall have exceeded $6,000,000 (the "Cap"); provided, however, that notwithstanding the foregoing, the Seller Indemnified Parties shall be entitled to indemnification pursuant to
Article VII for all Damages resulting from a breach by Purchaser or Parent of a Purchaser Non-Capped Representation and Agreement.

         (e) No Purchaser Indemnified Party shall be indemnified pursuant to
Article VII with respect to any Damages if the aggregate amount of all Damages for which the Purchaser Indemnified Parties shall have received indemnification pursuant to Article VII (excluding amounts received for breaches of Seller Non-Capped Representations and Agreements) shall have exceeded $6,000,000; provided, however, that notwithstanding the foregoing, the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Article VII for all Damages resulting from a breach by any Seller or the Company of any Seller Non-Capped Representation and Agreement.

         (f) Any amounts due to an Indemnified Party pursuant to this Article VII shall be reduced by an amount equal to (i) any insurance proceeds actually received by Indemnified Party directly in connection with the matters that gave rise to such indemnification (it being intended that indemnification be net of insurance), and (ii) the actual Tax benefit realized by Indemnified Party as a direct result of the Damages suffered in connection therewith. The Indemnified Party shall provide reasonable supporting documentation and access to its books and records to the Indemnifying Party with respect to any such insurance offset or Tax offset as described above.

         In the event that Indemnifying Party disputes either the existence or the amount of any such offset, notice of such dispute must be delivered in writing to Indemnified Party as soon as possible and the Parties shall use their reasonable best efforts to resolve the dispute.

         (g) The indemnification provided to Indemnified Parties under this
Article VII shall be such Parties' exclusive remedy for any claim arising under or with respect to this Agreement, the Escrow Agreement and the Assignment Agreement; provided, that Purchaser and Parent shall be entitled to all equitable remedies as to any breach of the covenants and agreements set forth in
Section 6.04.

         (h) All covenants, agreements, statements, representations, warranties and indemnities shall survive any investigation, audit, or inspection at any time made by or on behalf of another Party, it being understood that such covenants, agreements, statements, representations and warranties may only be modified in a writing signed as provided in Section 8.01. No claim for indemnification shall be made or asserted for the first time after the period of survival for such representation, warranty or covenant has expired other than claims asserted by amended complaint where the underlying claim was made or asserted during the survival period. Any covenant, agreement, statement, representation, warranty or indemnity which is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above-stated periods shall survive with respect to such claim or dispute until the resolution thereof.

         Section 7.04. Defense of Claims.

         (a) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim, action or legal proceeding by a person who is not a party to this Agreement (a "Third Party Claim"), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to all elements of such claim; provided, that the Indemnifying Party shall exercise its right to assume such defense within twenty
(20) days after notice was given by the Indemnified Party. In the event that the Indemnifying Party (i) shall not assume such defense within twenty (20) days of receipt of such notice or (ii) believes in good faith that it is not obligated to indemnify the Indemnified Party with respect to such claim, then the Indemnified Party may retain counsel and conduct defense of such claim as it may, in its sole discretion, deem appropriate. The Parties shall submit such disputed claim to arbitration in accordance with Section 9.03 to resolve the issue of whether the Indemnified Party is entitled to indemnification hereunder with respect to such claim; provided, that such arbitration shall not in any way delay or restrict the Indemnified Party's ability to timely retain counsel and conduct an appropriate defense. Notwithstanding the foregoing, in the event either (x) the Third Party Claim seeks relief other than solely the payment of monetary damages or (y) in the case of a Third Party Claim arising out of a breach of a Seller Capped Representation and Agreement, the maximum amount of such Third Party Claim, together with the aggregate amount of all other claims and other indemnification payments subject to indemnification by the Indemnifying Party which have been asserted prior to such time, exceeds the Cap, the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim. If the Indemnifying Party does not assume or is not entitled to assume the defense of any such Third Party Claim, the Indemnified Party shall
(a) defend any such Third Party Claim in such manner as it may deem appropriate, including settling such Third Party Claim on such terms as the Indemnified Party may deem appropriate (but to the extent any such settlement involves payment of money damages which the Indemnified Party seeks from the Indemnifying Party, the Indemnifying Party shall only be entitled to indemnification to the extent such settlement is entered into in good faith and on commercially reasonable terms) and (b) keep the Indemnifying Party reasonably informed concerning the status of such Third Party Claim and any settlement discussions relating thereto (to the extent reasonably practicable) prior to entering into any such settlement and shall, from time to time, provide the Indemnifying Party with copies of such information and documents concerning such Third Party Claim as the Indemnifying Party reasonably requests, subject to issues of privilege and confidentiality. The Indemnifying Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. In the event (A) the Sellers are the Indemnifying Party and have assumed the defense of a Third Party Claim and (B) fail to defend, or if after commencing or undertaking any such defense, fail to prosecute, withdraw from such defense or conduct such defense in a manner that, in the reasonable opinion of the Purchaser, is detrimental to the Company or the rights of the Purchaser Indemnified Parties, the Purchaser shall have the right to undertake the defense or settlement thereof and to seek indemnification for such expenses.

         (b) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in but not control the defense of such Third Party Claim with its own counsel and at its own cost and expense. Notwithstanding anything in this Section 7.04 to the contrary, the Indemnifying Party will not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any Third Party Claim in any manner that (A) involves the sale, forfeiture or loss of, or the creation of any Lien on, any property of such Indemnified Party, (B) involves an award which together with previous awards would exceed the Cap (as to Third Party Claims involving a breach of a Seller Capped Representation and Agreement), or (C) involves equitable remedies against the Indemnified Party or any of its Affiliates.

                                  ARTICLE VIII
                             AMENDMENTS AND WAIVERS

         Section 8.01. Amendments.

         No amendment, modification or termination of any provision of this Agreement, or any document, instrument or other agreement now or hereafter executed in connection herewith shall be effective unless the same shall be contained in a writing signed by the Sellers, the Designated Seller, the Company, the Purchaser and the Parent.

         Section 8.02. Waivers.

         The failure of the Company, the Sellers, the Purchaser or the Parent to insist upon the strict performance of any term, condition or other provision of this Agreement or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by such Party of any such term, condition or other provision or a waiver of any default or event of default in connection therewith; and any waiver of any such term, condition or other provision or of any default or event of default shall not affect or alter this Agreement and each and every term, condition and other provision hereof and thereof shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent default or event of default.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         Section 9.01. Notices.

         All notices and other communications hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or delivered by reliable overnight delivery service (receipt confirmed) or facsimile transmission (receipt confirmed) (and shall be effective when so mailed, delivered or confirmed), addressed (a) if to the Purchaser: MIM Corporation, 100 Clearbrook Road, Elmsford, NY 10523, Attention: Barry Posner,
Facsimile: 914-460-1670, or at such other address as the Purchaser shall have furnished to the Sellers in writing, with a copy to: King & Spalding, 1185 Avenue of the Americas, New York, New York 10036, Attention: John L. Graham,
Facsimile: (212) 556-2222, or (b) if to the Sellers: (i) if to Radix Capital Investment Group, LLC, George J. Brown or John T. Chay, c/o George Brown & Associates, LLC, 16 East Willow Avenue, Towson, Maryland, 21286, (ii) if to Elizabeth Williams, at 42 Edgemere Drive, Matawan, New Jersey, 07747, (iii) if to Bruce Blake, at 88 Bayberry Drive, Mahwah, New Jersey, 07430 and (iv) if to Sal J. Rafanelli, at 115 Point View Parkway, Wayne, New Jersey, 07470, or at such other address as the Sellers shall have furnished in writing to the Purchaser, with a copy to Niles, Barton & Wilmer, Suite 1400, 111 S. Calvert Street, Baltimore, Maryland 21202, Attention: Robert F. Scholz, or (c) if to the
Company: c/o American Disease Management Associates, L.L.C., 5N Regent Street, Suite 506, Livingston, New Jersey, 07039, or at such other address as the Sellers or Purchaser shall have furnished in writing to the Purchaser, with a copy to Niles, Barton & Wilmer, Suite 1400, 111 S. Calvert Street, Baltimore, Maryland 21202, Attention: Robert F. Scholz.

         Section 9.02. Assignment; Third Party Beneficiaries.

         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Except as provided in the immediately following sentence, this Agreement shall not be assigned by operation of law or otherwise. The Purchaser may assign any of its rights and delegate any of its obligations hereunder, in whole or in part, to (a) any Affiliate of the Purchaser without the Sellers' consent and (b) General Electric Capital Corporation ("GECC") as Agent on behalf of the Lender signatory to the Credit Agreement dated February 4, 2000, by and among Purchaser, Parent, the persons named therein as Credit Parties, Agent and the Lender as contemplated by the Consent of GECC dated the date hereof provided in either case that such assignment and delegation shall not affect the liability and responsibility of Purchaser or Parent hereunder. The representation and warranties in Article IV that need to be made as of the Closing shall be made by such Affiliate, as modified accordingly. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder or with respect hereto (other than those persons obtaining rights or remedies pursuant to and as expressly set forth in Article VII hereof).

         Section 9.03. Dispute Resolution

         (a) In the event of any claim, dispute or controversy between the Parties relating to this Agreement, the Escrow Agreement, or Registration Rights Agreement, the matter shall be resolved by final and binding arbitration in New York, New York in accordance with the provisions of this Section 9.03 and there shall be no appeal therefrom; provided, that in the event of any breach of any provision of Article 6.04 of this Agreement and the Employment Agreements, the Parent and Purchaser may, but shall not be required to, submit any such claim, dispute or controversy to arbitration and shall be entitled to pursue any equitable remedy before any court or other Governmental Authority that they may otherwise have.

         (b) It shall be a condition precedent to the right of the Sellers, on the one hand, and the Purchaser and Parent, on the other hand, to submit a matter to arbitration pursuant to the provisions hereof to give not less than twenty Business Days' prior written notice to the other Parties of their intention to do so, identifying the issues to be submitted to arbitration. During such twenty Business Day period, an officer of the Purchaser (designated by the Purchaser) and the Sellers which are party to such dispute shall meet no fewer than two times in an effort to resolve or narrow such dispute or issues outstanding between such parties. Upon the expiration of the said twenty Business Day period, the Party who has given such notice may proceed to refer the dispute to arbitration as herein provided.

         (c) In the event Sellers or the Purchaser and Parent, as the case may be, have given notice of their intention to proceed to arbitration, no later than 45 Business Days following the receipt of such notice (i) the Sellers (and the Company, to the extent applicable) shall appoint one arbitrator and (ii) the Parent and the Purchaser (and the Company, to the extent applicable) shall appoint one arbitrator, and the two arbitrators shall within twenty Business Days of the appointment of both arbitrators agree upon the appointment of a third arbitrator who will act with them and be chairman of the arbitration panel. In the event of a failure of the said two arbitrators to agree within forty-five Business Days after commencement of the arbitration proceedings upon the appointment of a third arbitrator, such arbitrator shall be selected by mutual agreement of the two arbitrators from a list of proposed arbitrators (which list shall include the names of between 5 and 15 proposed arbitrators) provided by the American Arbitration Association ("AAA").

         (d) The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the AAA then in effect or such other rules and procedures as the arbitrators shall mutually agree. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein. Judgment upon an award rendered by the arbitrators shall be final and binding between the Parties and shall be enforceable by any court having jurisdiction over the Party against whom enforcement is sought. The arbitrators' fees and expenses shall be borne equally by the Sellers, on the one hand, and the Parent and Purchaser, on the other hand.

         Section 9.04. Expenses.

         Except with respect to those costs and expenses that the Parties agree shall be divided equally or otherwise allocated, the Sellers and the Purchaser shall bear such Party's own costs and expenses (including, without limitation, fees and expenses of attorneys, brokers, outside auditors and consultants) in negotiating this Agreement and otherwise in connection with the transactions contemplated hereby. The Sellers shall be responsible for all such costs and expenses incurred by the Company and the Sellers (which shall not be borne by the Company).

         Section 9.05. Counterparts; Section Headings.

         This Agreement may be executed in any number of counterparts, and each when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. The section headings and Table of Contents are inserted for convenience only and are not to be construed as part of this Agreement.

         Section 9.06. Entire Agreement.

         This Agreement and the documents expressly contemplated hereby collectively constitute the entire agreement and understanding between the parties hereto relating to the transactions contemplated hereby and supersede and take the place of all other agreements and understandings, written or oral, of the parties hereto relating to the transactions contemplated hereby.

         Section 9.07. Governing Law.

         This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State.

         Section 9.08. Severability.

         The invalidity or unenforceability of any one or more phrases, sentences, clauses, or Sections contained herein in any jurisdiction shall not affect the validity or enforceability of the remaining provisions of this Agreement or affect the validity or enforceability of such provisions in any other jurisdiction.

         Section 9.09. Good Faith.

         The Purchaser, the Parent, the Company, the Sellers and the Designated Seller covenant and agree promptly and in good faith to make all necessary filings with, and seek all required approvals from, all applicable Governmental Authorities, as necessary, for the consummation of the transactions contemplated by this Agreement.

         Section 9.10. Public Announcement.

         Neither Party shall make any press release or other written public statement concerning this Agreement or the transactions contemplated hereby without the approval of the other Parties


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

hereto; provided, however, that any Party may, without such approval, make such press release or other written public statement required by law, or by the principal stock exchange or securities market on which its securities are listed, and shall consult with the other Parties with respect to the form and substance of such statements.

                       THE NEXT PAGE IS THE SIGNATURE PAGE

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                           AMERICAN DISEASE MANAGEMENT
                           ASSOCIATES, L.L.C.

                           By: /s/ Bruce Blake
                              ------------------------------
                              Name: Bruce Blake
                              Title: President


                           THE SELLERS

                           RADIX CAPITAL INVESTMENT GROUP, LLC


                           By:  /s/ George Brown
                              ------------------------------
                              Name: George Brown
                              Title: Member

                               /s/ John Chay
                              ------------------------------
                                         John Chay
                                          Member
                                       Radix Capital
                                     Investment Group, LLC


                               /s/ George Brown
                              ------------------------------
                                       George Brown
                                          Member
                                      Radix Capital
                                   Investment Group, LLC



                               /s/ Elizabeth Williams
                              ------------------------------
                                    Elizabeth Williams
                                          Member
                                      American Disease
                                  Management Associates, L.L.C.



                               /s/ Bruce Blake
                              ------------------------------
                                        Bruce Blake
                                          Member
                                     American Disease
                                  Management Associates, L.L.C.

                               /s/ Sal Rafanelli
                              ------------------------------
                                       Sal Rafanelli
                                          Member
                                     American Disease
                                  Management Associates, L.L.C.



                           THE DESIGNATED SELLER

                           LIVINGSTON GROUP LLC


                               /s/ John Chay
                              ------------------------------
                              Name: John Chay
                              Title: Manager


                           MIM HEALTH PLANS, INC.


                               /s/ Barry Posner
                              ------------------------------
                              Name: Barry Posner
                              Title: Vice President


                           MIM CORPORATION


                           By:   /s/ Barry Posner
                                ------------------------------
                                Name: Barry Posner
                                Title: Vice President